CO



See Reverse for Certain Definitions

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SLM UNIVERSAL, INC.

TOTAL AUTHORIZED ISSUE 22,000,000 SHARES

20,000,000 SHARES PAR VALUE $.001 EACH
COMMON STOCK

2,000,000 SHARES PAR VALUE $.10 EACH
PREFERRED STOCK

SPECIMEN

This is to Certify that ______________________ **is the owner of**

____

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
SLM UNIVERSAL, INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.
Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

______________________ SECRETARY

______________________ PRESIDENT

© 1999 CORPEX BANKNOTE CO., BAY SHORE N.Y.